UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — February 11, 2009

NUCRYST PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	000-51686 (Commission File Number)	Not Applicable (I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.
101 College Road East
Princeton, New Jersey 08540
(Address of principal executive offices)
Registrant’s telephone number, including area code: (609) 228-8220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)  Departure of Directors or Principal Officers
     On February 11, 2009, Thomas E. Gardner resigned, effective immediately, from the Board of Directors of NUCRYST Pharmaceuticals Corp. (the “Company”). Mr. Gardner had previously served as Chairman, President, & Chief Executive Officer of the Company until January 2009.
(e)  Compensatory Arrangements of Certain Officers
     As previously reported on a Form 8-K filed on January 23, 2009 (the “Prior 8-K”), Thomas E. Gardner resigned as President, Chief Executive Officer and Chairman of the Board of each of NUCRYST Pharmaceuticals Corp. and its subsidiary, NUCRYST Pharmaceuticals Inc. (“NPI”). In connection with his resignation, NPI and Mr. Gardner entered into a Confidential Separation Agreement and General Release on February 11, 2009 (the “Separation Agreement”) providing for the termination of his employment with NPI effective as of January 19, 2009 (the “Termination Date”). The Separation Agreement will become effective on February 19, 2009, unless it is revoked by Mr. Gardner before that date.
     Under the Separation Agreement, and subject to the terms and conditions set forth therein, Mr. Gardner’s employment as an employee of NPI was terminated on the Termination Date and he is entitled to the following severance payments and benefits:
1.	Payment of a lump sum payment of $622,439.00, less deductions for applicable tax withholding by: (i) payment on the next regular pay date after the Termination Date in the amount of $13,589.75, less deductions for applicable tax withholding; and (ii) payment of the balance within 30 days after the expiration of the revocation period as set forth in the Separation Agreement;

2.	Until the sixth anniversary of the Termination Date, NPI or any of its affiliates will provide directors’ and officers’ liability insurance coverage to Mr. Gardner;

3.	If Mr. Gardner elects to continue his group medical and/or dental coverage under COBRA, NPI will make contributions towards the cost of such COBRA continuation coverage in an amount equal to the current employer contribution rate until the earlier of: (i) December 31, 2009; or (ii) the date upon which Mr. Gardner secures other employment; and

4.	Reimbursement of reasonable attorney fees (up to $5,000.00) incurred by Mr. Gardner in conjunction with the negotiation and review of the Separation Agreement.
     In consideration for the payments and benefits described above, Mr. Gardner provided to the Company and NPI a general release of claims and surrendered and forfeited to the Company all vested and unvested options to purchase common shares of the Company.
     The foregoing description of the Separation Agreement is only a summary, is not complete and is qualified in its entirety by the copy of the Separation Agreement attached hereto as Exhibit 99.1 and incorporated herein by reference.
     As previously reported on the Prior 8-K, Neil Carragher was appointed Chairman of the Board of Directors of the Company and David B. Holtz was appointed interim President and Chief Executive Officer of the Company. Both appointments were effective January 19, 2009. Mr. Holtz’s responsibilities are in addition to his continuing role as the Company’s Chief Financial Officer.
     On February 11, 2009, in connection with Mr. Holtz’s new appointment, our Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) approved an increase in Mr. Holtz’s annual base salary to $310,000 effective retroactive to January 19, 2009. The Company and Mr. Holtz are negotiating the remaining changes to his current employment arrangement. We will disclose the material terms of Mr. Holtz’s employment agreement once it has been finalized.
     In addition, on February 11, 2009, in connection with Mr. Carragher’s appointment as Chairman of the Board of Directors of the Company, our Compensation Committee approved the payment to Mr. Carragher of an annual retainer of $100,000 payable in quarterly installments. As Chairman, Mr. Carragher will also be entitled to annual equity incentive grants of 3,000 Options to purchase our common shares and 4,500 Restricted Stock Units (“RSUs”) on December 21 of each year, which is the anniversary date of his appointment to our Board of Directors. Mr. Carragher will no longer receive payment of meeting fees for attendance at board meetings.

Item 9.01	Financial Statements and Exhibits
(d)  Exhibits

Exhibit
Number	Description
99.1	Confidential Separation Agreement and General Release between Thomas E. Gardner and NUCRYST Pharmaceuticals Inc.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nucryst Pharmaceuticals Corp.
By:	/s/ Carol L. Amelio
Carol L. Amelio
Vice President, General Counsel and Corporate Secretary

Dated:  February 18, 2009

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Confidential Separation Agreement and General Release between Thomas E. Gardner and NUCRYST Pharmaceuticals Inc.